Exhibit 2.1
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
                    This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 4, 2007, by and among URS Corporation, a Delaware corporation (the “Parent”), Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”), and Washington Group International, Inc., a Delaware corporation (the “Company”).
RECITALS
                    WHEREAS, Parent, Merger Sub, Second Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of May 27, 2007 (the “Merger Agreement”);
                    WHEREAS, pursuant to Section 8.11 of the Merger Agreement, Parent, Merger Sub, Second Merger Sub and the Company desire to amend the Merger Agreement as provided in this Amendment;
                    WHEREAS, the board of directors of each of Parent, Merger Sub, Second Merger Sub and the Company has determined that this Amendment is advisable, fair to and in the best interests of their respective stockholders; and
                    WHEREAS, simultaneous with the execution of this Amendment, Parent, the Company and Dennis R. Washington, a holder of options to purchase shares of Common Stock of the Company (“DRW”), have entered into an Option Exercise and Transaction Support Agreement (the “Option/Support Agreement”) and Parent has required that the Option/Support Agreement be entered into as a condition to entering into this Amendment.
                    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment and the Agreement, Parent, Merger Sub, Second Merger Sub and the Company agree as follows:
Section 1. Amendments to Merger Consideration Provisions.
          (a)     Section 2.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (a)      Subject to this Article II, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

                    (i)      Each (A) share of Company Common Stock with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked pursuant to Section 2.9(a) and (B) No Election Share (as that term is defined in Section 2.9(a) hereof) (each such share described in the preceding clauses (A) and (B), a “Mixed Election Share”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Consideration”) of (x) $43.80 in cash (the “Per Share Cash Amount”) and (y) 0.90 of a share of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), subject to adjustment in accordance with Section 2.1(c) (the “Mixed Election Stock Exchange Ratio”).
                    (ii)     Each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.9(a) (each, a “Cash Election Share”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive an amount in cash, without interest (such amount in cash being the “Per Share Cash Election Consideration”), equal to the sum of (A) the Per Share Cash Amount and (B) an amount in cash equal to the product of (1) the Mixed Election Stock Exchange Ratio and (2) the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day that is one day prior to the date of the Company Stockholder Meeting at which Company Stockholder Approval is received, calculated utilizing “VWAP” in the Bloomberg function VAP (the “Average Parent Stock Price”); provided, however, if (X) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (Y) (1) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Cancelled Shares and any shares that are Dissenting Shares as of the Election Deadline) issued and outstanding immediately prior to the Effective Time minus (2) the product of the number of Mixed Election Shares and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Election Share shall be converted into a right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Cash Election Consideration and (2) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Exchange Ratio (as defined below) and (2) one minus the Cash Fraction.
                    (iii)    Each share of Company Common Stock with respect to which an election to receive stock consideration has been effectively made and not revoked pursuant to Section 2.9(a) (each, a “Stock Election Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount) into the right to receive a number of shares (such number of shares being the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of

Parent Common Stock, subject to adjustment in accordance with Section 2.1(c) (such Exchange Ratio, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.3, the “Per Share Stock Consideration”), equal to the sum of (A) the Mixed Election Stock Exchange Ratio and (B) (1) the Per Share Cash Amount divided by (2) the Average Parent Stock Price; provided, however, if the Available Cash Election Amount exceeds the Cash Election Amount (such excess being the “Available Cash Excess”), then each Stock Election Share shall be converted into the right to receive (X) an amount in cash, without interest, equal to the Available Cash Excess divided by the number of Stock Election Shares and (Y) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (X) of this proviso and the denominator of which shall be the Per Share Cash Election Consideration.
          (b)      Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (c)      If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Per Share Cash Amount, the Mixed Election Stock Exchange Ratio, the Exchange Ratio and any number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
          (c)      Section 2.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (a)      Prior to the Effective Time, Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock and Company Options, certificates representing the shares of Parent Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Sections 2.1, 2.3 and 2.6(a), payable, in the case of Company Common Stock, upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and payable, in the case of Company Options, in accordance with Section 2.6(a), and in each case pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(f). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1 and the Option Consideration contemplated to be issued pursuant to Section 2.6(a) out of the Exchange Fund. Except as contemplated by Section 2.3, the Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock whose Company Common Stock was converted into the Merger Consideration pursuant to Section 2.1 (other than any holder which has previously and properly surrendered all of its Certificates to the Exchange Agent in accordance with Section 2.9(a) (each, an “Electing Stockholder”)), (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.
          (d)      Section 2.2(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (b)      Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon (A) with respect to any Electing Stockholder, completion of the calculations required by Section 2.1(a) and (B) with respect to any holder of shares of Company Common Stock, surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and/or (y) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding). Each holder of cancelled Company Options that have been converted into a right to receive the Option Consideration will be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6(a) and/or (y) a check in the amount equal to the cash portion of the Option Consideration that such holder has the right to receive pursuant to Section 2.6(a) and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding). No interest shall be paid or accrued on any Merger Consideration or Option Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Company Options. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
          (e)      Section 2.2(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (e)      Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of cancelled Company Options eighteen (18) months after the Effective Time shall be returned to Parent, upon demand. Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 and any holder of cancelled Company Options who has not received the Option Consideration in accordance with Section 2.6(a) prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration or Option Consideration in respect of such holder’s shares or options. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the First Surviving Corporation shall be liable to any holder of shares for any Merger Consideration or Option Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration or Option Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of cancelled Company Options immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          (f)      The ultimate sentence in Section 2.2(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:
For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time and all shares of Parent Common Stock to be issued pursuant to Section 2.6(a) shall be entitled to dividends as if issued and outstanding as of the Effective Time.
          (g)      Section 2.2(h) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (h)      All Merger Consideration or Option Consideration issued and paid upon conversion of the Company Common Stock or the Company Options, respectively, in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.3), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Company Options, respectively.

          (h)      Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:
         2.3      Fractional Shares.
         (a)      No fractional shares of Parent Common Stock shall be issued in the First Merger or pursuant to Section 2.6(a), but in lieu thereof each holder of shares of Company Common Stock and each holder of Company Options otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Company Common Stock and Company Options pursuant to Section 2.2(b) and Section 2.6(a) (such excess being, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.
         (b)      The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock or the holders of Company Options, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock and the holders of Company Options (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of shares of Company Common Stock and each holder of Company Options shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock or such holder of Company Options would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock and all holders of Company Options would otherwise be entitled.
         (c)      As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock or holders of Company Options in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock or such holders of Company Options, without interest, subject to and in accordance with Section 2.2 and Section 2.6(a).
          (i)      The ultimate sentence in Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:
To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of Company Options in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.
          (j)      Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
         (a)      Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) granted under the employee and director equity and performance incentive plans of the Company (“Company Incentive Plans”) or under any individual consultant, employee or director agreement or otherwise issued by the Company, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully exercisable and vested. Immediately following the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock previously subject to such Company Option (such product of clauses (i) and (ii) payable for each option hereunder being referred to as the “Per Option Total Consideration”). “Merger Consideration Value” shall mean the sum of (x) the Per Share Cash Amount and (y) the product of the Mixed Election Stock Exchange Ratio and $60.10. Immediately after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Per Option Total Consideration as described below. After the Election Deadline and as soon as reasonably practicable after the completion of the calculations required by this Section 2.6(a), but in any event within four (4) business days following the Election Deadline, Parent shall or shall cause the Surviving Corporation to deliver in exchange for each Company Option which is cancelled pursuant to this Section 2.6(a), the following (collectively, the “Option Consideration”):
                    (i)      Each (A) cancelled Company Option with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked pursuant to Section 2.9(b), (B) cancelled Company Option held by DRW (each, a “DRW Option”), and (C) No Election Option (as that term is defined in Section 2.9(b) hereof) (each such Company Option described in the preceding clauses (A), (B) and

(C), a “Mixed Election Option”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Option Mixed Consideration”) of (A) an amount in cash, without interest (such amount in cash being the “Per Option Mixed Cash Consideration”), equal to the product of (1) the Per Option Total Consideration with respect to such Company Option and (2) a fraction the numerator of which is the Per Share Cash Amount and the denominator of which is the Merger Consideration Value, plus (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to (1) the Per Option Total Consideration with respect to such Company Option less the cash payable pursuant to the immediately preceding clause (A), divided by (2) $60.10. In furtherance of the foregoing, any cancelled Company Option held by DRW shall be exchanged only for the Per Option Mixed Consideration and shall not be entitled to make any election.
                    (ii)     Each cancelled Company Option with respect to which an election to receive cash has been effectively made and not revoked pursuant to Section 2.9(b) (each, a “Cash Election Option”) shall be converted (provided that the Available Option Cash Election Amount (as defined below) equals or exceeds the Option Cash Election Amount (as defined below)) into the right to receive an amount of cash, without interest (such amount in cash being the “Per Option Cash Consideration”), equal to the Per Option Total Consideration with respect to such Company Option; provided, however, if (X) the aggregate amount of Per Option Cash Consideration payable to all holders of Cash Election Options (the “Option Cash Election Amount”) exceeds (Y) (1) the aggregate amount of Per Option Mixed Cash Consideration that would be payable to holders of Mixed Election Options if all cancelled Company Options were converted into Mixed Election Options, minus (2) the aggregate amount of Per Option Mixed Cash Consideration actually payable to all holders of Mixed Election Options (such difference being the “Available Option Cash Election Amount”), then each Cash Election Option shall be converted into a right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Option Total Consideration with respect to such Company Option and (2) a fraction, the numerator of which shall be the Available Option Cash Election Amount and the denominator of which shall be the Option Cash Election Amount (such fraction being the “Option Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Option Exchange Ratio (as defined below) and (2) one minus the Option Cash Fraction.
                    (iii)    Each cancelled Company Option with respect to which an election to receive stock consideration has been effectively made and not revoked pursuant to Section 2.9(b) (each, a “Stock Election Option”) shall be converted (provided that the Option Cash Election Amount equals or exceeds the Available Option Cash Election Amount) into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock (such number of shares being the “Per Option Stock Consideration”) equal to the Option Exchange Ratio; provided, however, if the Available Option Cash Election Amount exceeds the Option Cash Election Amount (such excess being the “Available Option Cash Excess”), then each Stock Election Option shall be converted into the right to receive (X) an amount in cash, without interest, equal to the product of (1) the Available Option Cash Excess and (2) a fraction, the numerator of which shall be the Per Option Total Consideration with respect to such Company Option and the denominator of which shall be the aggregate amount of Per Option Total Consideration payable to all holders of Stock Election Options, and (Y) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (1) the Option Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Option Total Consideration with respect to such Company Option minus the amount calculated in clause (X) of this proviso and the denominator of which shall be the Per Option Total Consideration with respect to such Company Option.
For purposes of this Section 2.6(a), with respect to any Company Option, “Option Exchange Ratio” shall mean (A) the Per Option Total Consideration with respect to such Company Option divided by (B) $60.10. The cash and shares payable pursuant to this Section 2.6(a) shall be subject to any applicable withholding or other Taxes required by Applicable Law to be withheld, provided that Parent shall at its expense assist each former holder of a cancelled Company Option who received such Company Option in his or her capacity as a Company Employee in selling shares of Parent Common Stock delivered in payment of the cancelled Company Option in order to satisfy such Taxes with respect to the Option Consideration (whether such assistance applies with respect to this Section 2.6(a) or with respect to Section 2.6(b), the “Assisted Sales Process”) and Parent agrees that any applicable withholding or other Taxes required by Applicable Law to be withheld in respect of the Option Consideration shall first be satisfied from the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process and Parent shall only withhold or cause the withholding of cash from the cash portion of an individual’s Option Consideration if and to the extent that the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process does not yield cash adequate to satisfy such tax obligation with respect to such individual.
          (k)      Section 2.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:
         2.7.      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall, to the fullest extent permitted by the law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Mixed Consideration; provided that each such share shall instead be converted into the right to receive the Per Share Stock Consideration as provided in this Article II if Parent shall have received an opinion from Latham & Watkins LLP to the effect that the Merger would otherwise fail to satisfy the continuity of interest requirement under Section 368 of the Code. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.
(l)      New Section 2.9 of the Merger Agreement is hereby added as follows:
                    Section 2.9 Election Procedures.
         (a)      Notwithstanding anything in this Agreement to the contrary, with respect to each holder of Company Common Stock:
               (i)      An election form in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Merger Consideration Election Form”) shall be mailed together with the supplement to the Proxy Statement describing this Amendment (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Stockholder Meeting (the “Election Form Record Date”).
                    (ii)     Each Merger Consideration Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration, (C) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration, or (D) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Merger Consideration Election Form on or before 5:00 p.m., New York time, on the date that is three Business Days following the Closing Date (or such other time and date as the Company and Parent shall agree prior to the Closing) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall be deemed to be No Election Shares.
                    (iii)    Parent shall make available one or more Merger Consideration Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
                    (iv)   Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Merger Consideration Election Form by the Election Deadline. Any Merger Consideration Election Form may be revoked or changed by the Person submitting such Merger Consideration Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event a Merger Consideration Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Merger Consideration Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Merger Consideration Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Merger Consideration Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Merger Consideration Election Form.
(b)      Notwithstanding anything in this Agreement to the contrary, with respect to each holder of Company Options:
                    (i)      An election form in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Option Consideration Election Form”) shall be mailed together with the supplement to the Proxy Statement describing this Amendment or at the Mailing Date to each holder of record of any Company Option as of immediately prior to the Effective Time (the “Option Consideration Election Form Date”).
                    (ii)     Each Option Consideration Election Form shall permit the holder to specify with respect to each Company Option (A) whether such holder elects to receive the Per Option Mixed Consideration, (B) whether such holder elects to receive the Per Option Cash Consideration, (C) whether such holder elects to receive the Per Option Stock Consideration, or (D) that such holder makes no election with respect to such Company Option (“No Election Options”). Any Company Options with respect to which the Exchange Agent has not received an effective, properly completed Option

Consideration Election Form on or before the Election Deadline shall also be deemed to be No Election Options.
                    (iii)    Parent shall make available one or more Option Consideration Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Options between the Option Consideration Election Form Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
                    (iv)   Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Option Consideration Election Form by the Election Deadline. Any Option Consideration Election Form may be revoked or changed by the Person submitting such Option Consideration Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Option Consideration Election Form is revoked prior to the Election Deadline, the Company Options represented by such Election Form shall become No Election Options, except to the extent (if any) a subsequent election is properly made with respect to any or all such Company Options. Subject to the terms of this Agreement and of the Option Consideration Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Option Consideration Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Option Consideration Election Form.
          (m)      Section 8.2 (a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
          (a)      if to Parent, Merger Sub or Second Merger Sub:
URS CORPORATION
600 Montgomery Street, 26th Floor San Francisco, CA 94111
Attention: General Counsel
Telecopy No.: (415) 398-4525

with a copy to:

Paul D. Tosetti, Esq.
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
Suite 4000
633 West Fifth Street
Los Angeles, CA 90071
Telecopy No.: (212) 751-4864
Section 2. Representations and Warranties.
     (a)      Parent, Merger Sub and Second Merger Sub represent and warrant to the Company as follows:
          Each of Parent, Merger Sub and Second Merger Sub has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under this Amendment, and, subject to (i) the Parent Stockholder Approval and (ii) the approval of Parent in its capacity as the sole stockholder of each of Merger Sub, the First Surviving Corporation and Second Merger Sub (which, in the case of this clause (ii), Parent shall obtain reasonably promptly), to consummate the transactions contemplated by this Amendment. The execution, performance and delivery of this Amendment by Parent, Merger Sub and Second Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub and Second Merger Sub, subject to (1) the Parent Stockholder Approval, (2) the filing of the Certificate of Merger with the Delaware Secretary of State and (3) the filing of the Second Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of Parent, Merger Sub or Second Merger Sub are necessary to authorize or approve this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by each of Parent, Merger Sub and Second Merger Sub, and, assuming the due authorization, execution and delivery of this Amendment by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (x) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity.
     (b)      The Company represents and warrants to the Company and Merger Sub as follows:
          The Company has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under this Amendment, and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Amendment. The execution, performance and delivery of this Amendment by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to (1) the Company Stockholders Approval, (2) the filing of the Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Amendment by Parent, Merger Sub and Second Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that such enforceability (x) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principals of equity.
Section 3. Stockholders Meetings.
     Parent and the Company shall duly call and give notice of, and convene and hold on November 15, 2007, the Parent Stockholder Meeting and the Company Stockholder Meeting; provided, however, that if, at any time on or prior to November 14, 2007, Parent’s Board or the Company’s Board reasonably determines after consulting with their respective advisors that the Company Stockholder Approval, in the case of the Company’s Board, or the Parent Stockholder Approval, in the case of Parent’s Board, is reasonably likely not to be obtained on November 15, 2007, then Parent and the Company shall, as promptly as practicable, (i) establish a new record date for the Parent Stockholder Meeting and the Company Stockholder Meeting sufficiently in advance to permit the exercise of options pursuant to the Option Exercise/Support Agreement by DRW, and (ii) duly call, give notice of, convene and hold such meetings. Parent and the Company shall solicit new proxies referring to this Amendment. Notwithstanding anything to the contrary contained in this Section 3, nothing shall prohibit Parent or the Company from (A) establishing a new record date to facilitate the convening of the Parent Stockholder Meeting or the Company Stockholder Meeting, as applicable, prior to the End Date or (B) postponing or adjourning the Parent Stockholder Meeting or the Company Stockholder Meeting scheduled for November 15, 2007 or thereafter, as applicable, to any subsequent date.
Section 4. Ratification of Merger Agreement.
     Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement (whether in the Merger Agreement or this Amendment) shall refer to the Merger Agreement as amended by this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Merger Agreement.
Section 5. Counterparts.
     This Amendment may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Amendment, each of which shall constitute an original. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6. Entire Agreement.
     This Amendment, the Merger Agreement (including the exhibits and schedules thereto), the Option/Support Agreement, the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this Amendment has been made or relied upon by any of the parties hereto.
(Signature page follows.)

     IN WITNESS WHEREOF, Parent, Merger Sub, Second Merger Sub and the Company have signed this Amendment as of the date first written above.

URS CORPORATION
By:	/s/ H. Thomas Hicks
	Name:	H. Thomas Hicks
	Title:	Vice President and Chief Financial Officer

ELK MERGER CORPORATION
By:	/s/ H. Thomas Hicks
	Name:	H. Thomas Hicks
	Title:	President

BEAR MERGER SUB, INC.
By:	/s/ H. Thomas Hicks
	Name:	H. Thomas Hicks
	Title:	President

WASHINGTON GROUP INTERNATIONAL, INC.
By:	/s/ Stephen G. Hanks
	Name:	Stephen G. Hanks
	Title:	President and Chief Financial Officer

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